Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of April 10, 2009 by and between Neil O. Colwell and Connie Colwell, husband and wife, as joint tenants with right of survivorship (“Sellers”) and Adeona Pharmaceuticals, Inc., (“Purchaser”). Purchaser and Sellers (with the Sellers as joint tenants with right of survivorship) may collectively be referred to as the “Parties.”

WHEREAS, Sellers are the record owners and holders of all of the issued and outstanding shares of the capital stock of Colwell Clinical Laboratories, Inc. (the “Company”), a California Corporation; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Purchaser will purchase from Sellers shares of capital stock of the Company.

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

1.
PURCHASE AND SALE:  Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Sellers, and Sellers hereby agree to sell, transfer and convey to the Purchaser one thousand (1,000) shares of common stock of the Company, representing all of the issued and outstanding shares of the Company (the “Stock”).

2.
PURCHASE PRICE:  The purchase price for all of the shares of Stock shall be Seven Hundred and Fifty Thousand dollars ($750,000) (the “Purchase Price”) with Seventy Five Thousand ($75,000) to be paid in cash to the Sellers as a nonrefundable earnest payment creditable against the Purchase Price contemporaneous with the execution of this Agreement and the remainder of the Purchase Price of Six Hundred Seventy Five Thousand dollars ($675,000) to be paid in cash to the Sellers on May 31, 2009 unless an earlier closing date is agreed to in writing signed by both parties (the “Closing”).  Cash payments made by Purchaser shall be made by wire transfer from Purchaser to the IOTA Trust Account of Sellers’ attorney and released to the Sellers, upon execution of this Agreement by Sellers and at the Closing.  At the Closing, Purchaser shall also pay the business brokerage fee of Armand Tinkerian in the amount of Seventy Five Thousand Dollars ($75,000).

3.
CLOSING:  The closing contemplated by this Agreement for the transfer of the Stock and the payment of the Purchase Prices shall take place at Colwell Clinical Laboratories, Inc, 1125 E. 17th St., Suite N-156, Santa Ana, CA 92701, on May 31, 2009 at 9:00a.m. PT unless an earlier closing date is agreed to in writing signed by both parties (the “Closing”).  The certificates representing the Stock shall be duly endorsed for transfer or accompanied by an appropriate stock transfer.  At the Closing, Purchaser shall pay the business brokerage fee of Armand Tinkerian in the amount of Seventy Five Thousand Dollars ($75,000).  Purchaser’s obligation to close shall be conditioned upon the satisfactory completion of Purchaser’s due diligence determined in Purchaser’s sole discretion which Seller shall undertake and complete on or before the Closing.  Should Purchaser not be satisfied with the outcome of its due diligence and elect not to close on May 31, 2009, Purchaser shall forfeit the $75,000 nonrefundable earnest payment and the Parties shall have no further obligation under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS: Sellers hereby warrants and represents that:

(a)
Restrictions on Stock.  The Sellers is not a party to any agreements that create rights or obligations in the Stock relating to any third party including voting or stockholder agreements.  The Sellers is the lawful owner of the Stock, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Stock as contemplated in this Agreement.  The Stock represents all of the issued and outstanding shares of capital stock of the Company.

(b)
Organization and Standing.  To the Sellers’s knowledge, the Company is duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted and the one thousands shares of stock represent all of the issued and outstanding capital stock of the Company.

(c)
Operation of Business.  Between the signing of this Agreement and the Closing, the Seller shall operate the business of the Company in the normal course and at the Closing net working capital and stockholders’ equity reflected in the trial balance of accounts as of the date hereof shall not materially differ.  Purchaser shall pay Company for all costs incurred by the Company in connection with the Collaboration Agreement previously entered into between the Company and Purchaser.  Until May 31, 2009, Seller, Company and their agents, including and Armand Tinkerian, shall not solicit other offers from other parties and shall discontinue any and all discussions with other parties whom they may be already in discussion with.

(d)
Neil O. Colwell Consulting.  Following the Closing, Neil O. Colwell shall serve as a consultant to Seller for a period of up to three (3) months following the Closing for a monthly consulting fee of Ten Thousand dollars ($10,000) per month to assist in the transition and business of the Company.  For a period of five (5) years following the closing Neil O. Colwell shall not solicit the Company’s accounts or employees nor compete with the Company.  The Company shall be permitted to continue to use the name “Colwell Clinical Laboratories, Inc.”  The Purchaser and Neil O. Colwell may enter in a separate written consulting agreement, each in their sole discretion, pursuant to which Neil O. Colwell may agree to serve as a consultant to the Company on an at-will basis beyond the initial three (3) month period following the Closing.  Such consulting agreement may include the issuance of options to purchase two hundred thousand (200,000) shares of the Purchaser’s stock at market price on the date of such agreement, vesting monthly over a period of twenty-four (24) months while Neil

O. Colwell remains a consultant to the Company and such consulting agreement has not been earlier terminated by either party.
(e)
General Ledger. The unaudited Financial Statements dated June 30, 2008 are true in all material respects, the Company’s State and Federal Income Tax Returns and the Trial Balance of Accounts from July 1, 2008 for the period ending, and as of, April 6, 2009 are accurate and true in all material respects and other than as disclosed in such documents or on the List of Exceptions attached hereto as Schedule A, there are no liabilities, (including Medicare, MediCal or other insurance liabilities), liens, tax liabilities, actions, actual, pending or threatened that may have a material adverse effect on the business of the Company (the “Liabilities”).  For purposes of this Agreement, Liabilities will only be considered material if together in the aggregate they exceed ten percent (10%) of the Purchase Price.  At the Closing all of the cash and accounts receivables of the Company shall be transferred or assigned to Sellers and all of the existing liabilities of the Company as of the Closing shall have been either paid or assumed by the Sellers.

5.
SEVERABILITY: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

6.	BINDING EFFECT: The covenants and conditions contained in this Agreement shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

7.
BROKER’S FEES:  The Parties represent that other than Armand Tinkerian and there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either party for a broker’s fee, finder’s fee or other similar payment.

8.
ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both the Sellers and Purchaser.

9.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.
NOTICE:  Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service:

(a)	If to Purchaser:

Steve H. Kanzer, CPA, JD
Chairman and Chief Executive Officer
Adeona Pharmaceuticals, Inc.
3930 Varsity Drive
Ann Arbor, MI  48108
Fax: (734) 332-7800

(b)	If to Sellers:

Neil O. Colwell & Connie Colwell
11562 Ranch Hill Drive
Santa Ana, CA  92705

11.
WAIVER: The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

ADEONA PHARMACEUTICALS, INC.:	SELLERS:

/s/ Steve H. Kanzer	/s/ Neil O. Colwell
Steve H. Kanzer, CPA, JD	Neil O. Colwell, JTWROS

/s/ Connie Colwell
Connie Colwell. JTWROS